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                                                                     EXHIBIT 2.1



                          AGREEMENT AND PLAN OF MERGER


                                      among


                              BIRCH TELECOM, INC.,

                           VALU-LINE COMPANIES, INC.,

                               STEPHEN L. SAUDER,

                                PAULA K. SAUDER,

                               RICHARD L. TIDWELL,

                                SARAH J. TIDWELL,

                                 STORMY SUPIRAN,

                                       and

                                CARLA S. SUPIRAN


                                January 15, 1998


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                          AGREEMENT AND PLAN OF MERGER

         THIS AGREEMENT AND PLAN OF MERGER ("Agreement") is entered into as of January 15, 1998, by and among BIRCH TELECOM, INC., a Delaware corporation ("Birch"), VALU-LINE COMPANIES, INC., a Kansas corporation ("Valu-Line"), STEPHEN L. SAUDER, the principal stockholder of Valu-Line, and PAULA K. SAUDER, his spouse (collectively, "Sauder"), RICHARD L. TIDWELL, a stockholder of Valu-Line, and SARAH J. TIDWELL, his spouse (collectively, "Tidwell"), and STORMY SUPIRAN, a stockholder of Valu-Line, and CARLA S. SUPIRAN, his spouse (collectively, "Supiran"). Sauder, Tidwell, and Supiran are individually referred to as a "Stockholder" and collectively referred to as the "Stockholders."

         The parties desire to adopt a plan of reorganization pursuant to
Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code"), pursuant to which Valu-Line will be merged with and into Birch in accordance with the applicable provisions the Delaware General Corporation Law, the Kansas General Corporation Law, and the terms of this Agreement.

         Now, therefore, the parties agree as follows:

1.       THE MERGER.

         1.1 THE MERGER. On and subject to the terms and conditions of this Agreement, and in accordance with the Delaware General Corporation Law (the "DGCL") and the Kansas General Corporation Law (the "KGCL"), as applicable, Valu-Line shall merge with and into Birch (the "Merger") at the Effective Time (as defined below). At the Effective Time, the separate existence of Valu-Line shall cease, and Birch shall continue as the surviving corporation (the "Surviving Corporation").

         1.2 THE CLOSING. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Spencer Fane Britt & Browne, LLP, 1000 Walnut Street, Suite 1400, Kansas City, Missouri 64106, commencing at 10:00 a.m. local time on the second business day following the satisfaction or waiver of all conditions to the obligations of the parties to consummate the transactions contemplated by this Agreement (other than conditions with respect to actions the respective parties will take at the Closing itself) or such other date as the parties may mutually determine (the "Closing Date").

         1.3 ACTIONS AT THE CLOSING. At the Closing, (i) Valu-Line and the Stockholders will deliver to Birch the various certificates, instruments, and documents referred to in Section 4.6, (ii) Birch will deliver to Valu-Line or the Stockholders the various certificates, instruments, and documents referred to in Section 5.4, (iii) Birch and Valu-Line will file with the Secretary of State of the States of Delaware and Kansas a Certificate of Merger in the form attached hereto as EXHIBIT 1.3 (the "Certificate of Merger"), and (iv) Birch will deliver to the stockholders of
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Valu-Line the consideration for the outstanding shares of Valu-Line capital stock as set forth in Section 1.9.

         1.4 EFFECTIVE TIME. The Merger shall become effective at the time (the "Effective Time") Birch and Valu-Line file the Certificate of Merger with the Secretary of State of the States of Delaware and Kansas. The Merger shall have the effect set forth in the DGCL and KGCL. The Surviving Corporation may, at any time after the Effective Time, take any action (including executing and delivering any document) in the name and on behalf of either Birch or Valu-Line in order to carry out and effectuate the transactions contemplated by this Agreement.

         1.5 CERTIFICATE OF INCORPORATION. The Amended and Restated Certificate of Incorporation of Birch, in the form attached as EXHIBIT 1.5, shall be the Certificate of Incorporation of the Surviving Corporation.

         1.6 BYLAWS. The Bylaws of Birch in effect at and as of the Effective Time will remain the Bylaws of the Surviving Corporation without any modification or amendment in the Merger.

         1.7 DIRECTORS. The directors of the Surviving Corporation from and after the Effective Time will be the directors of Birch immediately prior to the Effective Time and Stephen L. Sauder. They shall serve until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

         1.8 OFFICERS. The officers of the Surviving Corporation from and after the Effective Time will be the officers of Birch immediately prior to the Effective Time, and Stephen L. Sauder, who shall become the Vice Chairman of the Surviving Corporation. They shall serve until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

         1.9 CONVERSION OF SHARES OF COMMON STOCK OF VALU-LINE. At the Effective Time, each share of Valu-Line's common stock issued and outstanding immediately prior to the Effective Time (the "Valu-Line Stock") shall, by virtue of the Merger and without any action on the part of Valu-Line, Birch or any holder thereof, be canceled and converted into the right to receive from the Surviving Corporation a share of the Purchase Price, as set forth on SCHEDULE 1.9. "Purchase Price" means (i) 2,968,750 shares of the Series A Preferred Stock of Birch (the "Series A Preferred"); (ii) 6,250,000 shares of the Series C Preferred Stock of Birch (the "Series C Preferred"), and (iii) $4,750,000, payable in immediately available funds at the Closing.

2. REPRESENTATIONS AND WARRANTIES OF VALU-LINE AND THE STOCKHOLDERS. Valu-Line and the Stockholders jointly and severally represent and warrant to Birch as follows:

         2.1. ORGANIZATION, QUALIFICATION, CORPORATE POWER AND AUTHORITY; EFFECT OF
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AGREEMENT.

                  (a) Each of Valu-Line and its Subsidiaries (as defined below) is a corporation duly organized, validly existing and in good standing under the laws of the state of Kansas and each has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction in which the character of its properties owned or leased or the nature of its activities makes such qualification necessary. Copies of the Articles of Incorporation and Bylaws of Valu-Line and its Subsidiaries are set forth in SCHEDULE 2.1, and such copies are accurate and complete as of the date hereof. Also set forth on SCHEDULE 2.1 is a list of each Subsidiary of Valu-Line, together with the state of incorporation or organization of each Subsidiary and the states where each of Valu-Line and the Subsidiaries are qualified to do business. For purposes of this Agreement, "Subsidiary" means, with respect to any corporation or entity ("Person"), any other corporation or other business entity in which such Person owns, directly or indirectly, through one or more subsidiaries, 50% or more of the voting or equity interests, or has the power or authority to control such corporation or other business entity; provided, however, that for the purposes of Valu-Line's representations, warranties and covenants in this Agreement, the term "Subsidiary" shall not include Valu-Broadcasting, Inc., a Kansas corporation ("Valu-Broadcasting") or SS Property Management Corporation, a Kansas corporation ("SS Property Management").

                  (b) Valu-Line has the requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution, delivery and performance by Valu-Line of this Agreement and the consummation by Valu-Line of the transactions contemplated hereby have been duly authorized by all necessary corporation action on the part of Valu-Line. This Agreement has been duly and validly executed and delivered by Valu-Line and the Stockholders and, assuming due execution and delivery by the other parties thereto, constitutes the legal, valid and binding obligation of Valu-Line and Stockholders, enforceable against them in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws relating to creditors' rights generally and subject to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). The execution, delivery and performance by Valu-Line of this Agreement and the consummation by Valu-Line of the transactions contemplated hereby will not, with or without the giving of notice or the lapse of time, or both, (i) violate in any material respect any provision of law, rule or regulation to which Valu-Line or any of its Subsidiaries is subject, (ii) conflict with or violate in any material respect (A) an order, judgment, injunction, award or decree applicable to Valu-Line or any of its Subsidiaries, or (B) the Articles of Incorporation, Bylaws or other similar governing documents of Valu-Line or any of its Subsidiaries, (iii) except as set forth in Section 2.11, conflict with, result in a breach or termination of, or constitute a default (or constitute an event which with notice, lapse of time, or both, would constitute a default, or give rise to any right of termination, cancellation or acceleration) under, any written or oral contract, agreement, arrangement, permit, license, qualification, franchise or commitment of any kind to which Valu-Line or any of its Subsidiaries is a party, by which any of them may be bound or under which any of them are entitled to any rights or benefits, or (iv) result in the creation of any lien, charge or encumbrance upon any of the assets or properties of any of Valu-Line or any of its Subsidiaries.

         2.2. CAPITALIZATION OF VALU-LINE AND SUBSIDIARIES. The authorized and issued capital stock of Valu-Line and each of its Subsidiaries is set forth in
SCHEDULE 2.2. The Stockholders own, of record and beneficially all of the issued shares of capital stock of Valu-Line in the amounts set forth on SCHEDULE 2.2. Each of the outstanding shares of Valu-Line and each of its Subsidiaries is validly issued, fully paid and non-assessable, and has not been issued and is not owned or held in violation of any preemptive right of stockholders. All of the capital stock of each Subsidiary of Valu-Line is owned by Valu-Line. All of the shares of the Subsidiaries owned by Valu-Line are held free and clear of all liens, pledges, encumbrances, charges, assessments or claims of any kind whatsoever. No bonds, debentures, notes or other indebtedness of Valu-Line or any of its Subsidiaries are issued or outstanding which are convertible into, or exchangeable for, securities having the right to vote on any matters on which the Stockholders of Valu-Line are entitled to vote. There are no commitments, plans or arrangements to issue, and no options, warrants or other rights calling for the issuance of, shares of capital stock of Valu-Line or any of its Subsidiaries or for the sale or disposition by Valu-Line or any of its Subsidiaries of any shares of capital stock of Valu-Line or any of its Subsidiaries.

         2.3. ABSENCE OF CERTAIN EVENTS. Except as set forth in SCHEDULE 2.3, since November 30, 1997, up to and including the date of this Agreement, Valu-Line has caused its business and the businesses of its Subsidiaries to be operated in the ordinary course of business. Neither Valu-Line nor any of its Subsidiaries has, except in the ordinary course of business, sold, transferred, mortgaged, pledged or subjected to any lien, charge or encumbrance or any of the Valu-Line Stock or any other material assets or properties of Valu-Line or its Subsidiaries. In addition, except as set forth in SCHEDULE 2.3 or as reflected in the Valu-Line Financial Statements (as defined in Section 2.4), there has not been:

                  (a) any change or any development which is likely to result in a material adverse change in the business, properties, assets, financial condition, prospects or results of operations of Valu-Line and its Subsidiaries;

                  (b) any change in accounting methods, principles or practices by Valu-Line or its Subsidiaries affecting its or their assets, liabilities or business;

                  (c) any writing off or determination to write off as uncollectible any material amounts of notes or accounts receivable;

                  (d) any damage, destruction or loss by Valu-Line or its Subsidiaries, whether covered by insurance or not, the replacement cost of which would materially adversely affect the properties, business or financial condition of Valu-Line or its Subsidiaries;

                  (e) any declaration, setting aside or payment of dividends or distributions in respect of the Valu-Line Stock;

                  (f) any redemption of any of the capital stock of Valu-Line;

                  (g) any cancellation or waiver of a right materially related to the operation of the business of Valu-Line or its Subsidiaries or any modification or amendment of any commitment or the incurrence of any material debt or obligation other than in the ordinary course of business;

                  (h) any split, combination or reclassification of outstanding Valu-Line Stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of outstanding Valu-Line Stock;

                  (i) any issuance by Valu-Line or any of its Subsidiaries of or commitment of Valu- Line or any of its Subsidiaries to issue, any shares of its capital stock or securities convertible into or exchangeable for shares of its capital stock;

                  (j) any increase in salaries, bonuses or other benefits payable, including the increase of, or an entry into, severance or termination arrangements by Valu-Line or any of its Subsidiaries, other than in the ordinary course of business consistent with past practice;

                  (k) any guarantee of any material debt or obligation of others by Valu-Line or any of its Subsidiaries;

                  (l) any transaction, commitment, dispute or other event or condition of any character (whether or not in the ordinary course of business) individually or in the aggregate having or which in the future is likely to have a material adverse effect on Valu-Line; or

                  (m) any agreement (other than the transactions contemplated by this Agreement) to do any of the foregoing.

         2.4. FINANCIAL STATEMENTS. SCHEDULE 2.4 contains copies of the unaudited balance sheets of Valu-Line and its Subsidiaries for the fiscal years ended December 31, 1996, 1995, and 1994 and related statements of income and retained earnings and cash flows for each of the years in the three-year period ended December 31, 1996, prepared by Valu-Line's independent public accountants. Also included in SCHEDULE 2.4 are copies of the unaudited balance sheets of Valu-Line and its Subsidiaries as of November 30, 1997 and the related statements of income for the eleven-month period then ended (such financial statements, and those as agreed to be delivered to Birch pursuant to Section 4.4, being collectively referred to as the "Valu-Line Financial Statements"). The Valu-Line Financial Statements have been prepared on the income tax basis of accounting applied in a consistent manner with Valu-Line's past practices, except as otherwise stated therein, and present fairly the financial position of Valu-Line and its Subsidiaries as of their dates and the results of its operations as of and for the periods then-ended. The Valu-Line Financial Statements do not contain any extraordinary or nonrecurring items other than as specifically noted thereon.


         2.5.  TAX MATTERS.

                  (a) For purposes of this Agreement, the following terms shall have the meanings set forth below:

                           (i) "Tax" means any federal, state, local, or foreign
                  income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, in effect on or at any time prior to the date hereof, including any interest, penalty, or addition thereto, whether disputed or not, other than taxes arising or imposed as a result of or in respect of the transactions contemplated by this Agreement; provided, however, that the term Tax shall not include any required contributions by telecommunications companies to the Kansas Universal Service Fund.

                           (ii) "Tax Returns" means any return, declaration,
                  report, claim for refund, information return or other statement or filing related to or required in connection with Taxes, including any schedule or attachment thereto and any amendment thereof.

                  (b) Valu-Line and each of its Subsidiaries have timely filed all Tax Returns required to be filed by them. All such Tax Returns are true, correct and complete and present fairly and accurately the information required to be shown therein. Valu-Line and each of its Subsidiaries have timely paid all taxes payable by them (whether or not shown on any Tax Return). There are no liens, claims, or encumbrances on or against any of the assets or property of Valu-Line or any of its Subsidiaries that arose in connection with or by reason of any failure or alleged failure of Valu-Line or any of its Subsidiaries to pay any Tax.

                  (c) Valu-Line and each of its Subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

                  (d) No officer (or employee responsible for Tax matters) of Valu-Line or any of its Subsidiaries expects any authority to assess or assert any additional Taxes for any period for which Tax Returns have been filed by Valu-Line or its Subsidiaries. There is no dispute or claim concerning any Taxes of Valu-Line or any of its Subsidiaries either (i) claimed or raised by any taxing or other authority or (ii) as to which any of the officers (or employees responsible for Tax matters) of Valu-Line or any of its Subsidiaries has knowledge.

                  (e) Neither Valu-Line nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or Tax Returns or agreed to any extension of time with respect to an assessment or deficiency of Taxes.

                  (f) The consummation of the transactions contemplated by this Agreement shall not cause Valu-Line or any of its Subsidiaries to recognize income by reason of any deferred gains or excess loss accounts within the control group consisting of Valu-Line and its Subsidiaries.

                  (g) Attached as SCHEDULE 2.5 are true and correct copies of the 1996 federal and Kansas corporate income tax returns for Valu-Line and its Subsidiaries, as amended as of the date of this Agreement.

         2.6. CONSENTS AND APPROVALS. To Valu-Line's knowledge, the execution, delivery and performance by Valu-Line of this Agreement and the consummation of the Merger and the resulting change in control of Valu-Line require no action by or in respect of, or filing with, any governmental body, agency or official other than (a) any required filings under the DGCL and the KGCL, and (b) filing notice of the pending Merger with (but not requiring the approval of) the Kansas Corporation Commission ("KCC") and Missouri Public Service Commission ("MPSC").

         2.7. LITIGATION. Except as set forth on SCHEDULE 2.7, there are no claims, actions, suits, proceedings or governmental investigations (collectively, "Actions") pending or, to Valu-Line's knowledge, threatened against Valu-Line or any of its Subsidiaries, nor is there to Valu-Line's knowledge any basis for such an Action. Neither Valu-Line and its Subsidiaries nor any of their properties or assets is subject to any order, judgment, writ, injunction or decree.

         2.8. COMPLIANCE WITH LAW. For purposes of this Agreement, the term "Law" shall mean any federal, state or local law, statute, ordinance, legal requirement, rule, regulation, order, writ, injunction or decree. To Valu-Line's knowledge, the businesses of Valu-Line and its Subsidiaries are operated in compliance with all applicable Laws, except for such breaches or violations of Laws which individually or in the aggregate would not have a material adverse effect on the business, operations, or financial condition of Valu-Line or any of its Subsidiaries. All material licenses, approvals, authorizations, certificates and permits necessary for the legal conduct of the business of Valu-Line or any of its Subsidiaries have been secured, are valid and in full force and effect, and no suspension or cancellation of any of them is threatened. All reports, documents or notices required to be filed, maintained or furnished with or to all governmental and regulatory authorities by Valu- Line or any of its Subsidiaries has received any written notice from any governmental or regulatory authority as to any infringement of, or non-compliance with, any Laws. As of the date of this Agreement, to the knowledge of Valu-Line, no investigations by any governmental entity with respect to Valu-Line or any of its Subsidiaries is pending or threatened.

         2.9. EMPLOYEE BENEFIT PLANS. SCHEDULE 2.9 contains a true and complete list of each employee benefit plan, program, arrangement or contract, including pension, profit sharing, stock bonus, deferred compensation, incentive compensation, stock option, stock purchase, supplemental retirement, severance or termination pay, salary continuation, supplemental unemployment benefits, hospitalization, medical, dental, disability, life insurance, vacation and other plans, programs, arrangements, or contracts, maintained, contributed to, or required to be contributed to, by Valu-Line or it Subsidiaries ("Valu-Line Benefit Plans"). None of the Valu-Line Benefit Plans is a "multi-employer plan" within the meaning of Section 3(37) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). Neither Valu-Line nor any of its Subsidiaries
(i) has contributed to a multi-employer pension plan; and (ii) has incurred any liability under Title IV of ERISA to the Pension Benefit Guaranty Corporation or to a multi-employer pension plan. All Valu-Line Benefit Plans have been operated substantially in compliance with ERISA and all other applicable laws, and all material reports have been filed with respect to the Valu-Line Benefit Plans in accordance with ERISA, the Code, and other applicable laws.

         2.10. DEBTS AND LIABILITIES. Except as set forth in SCHEDULE 2.10, neither Valu-Line nor any of its Subsidiaries has any material liability, whether absolute, contingent, by guarantee or otherwise, and whether due or to become due, nor does there exist any situation or facts which could involve potential material liability of Valu-Line or its Subsidiaries, except as reflected or reserved against in the Valu-Line Financial Statements or incurred in the ordinary course of business since November 30, 1997.

         2.11.    CONTRACTS.

                  (a) SCHEDULE 2.11 contains a listing of every (i) contract, agreement or other legally binding oral or written commitment of Valu-Line and its Subsidiaries in existence on the date hereof that requires aggregate payments to or from Valu-Line or any of its Subsidiaries of $50,000 or more, (ii) employment contract, contract for personal services provided to Value-Line or its Subsidiaries, or contract with an independent contractor; and (iii) promissory note, loan or credit contract, or instrument or document related to security for debt, including any security agreement, mortgage or pledge.

                  (b) All items listed on SCHEDULE 2.11 are in full force with no material default thereunder by Valu-Line or any of its Subsidiaries, and no facts or conditions exist which, if continued, would result in a material default thereunder by either Valu-Line or its Subsidiaries or, to Valu-Line's knowledge, the other party or parties. Except as otherwise described on SCHEDULE 2.11, no item listed on that Schedule terminates, is terminable or may be accelerated upon the Merger, the Merger will not make Valu-Line or any of its Subsidiaries liable for any payments to another person, and the contracts and other items listed on
SCHEDULE 2.11 continue in effect after the Closing Date without the consent, approval or act of any third party.

         2.12. COMPUTER PROGRAMS, DATABASES AND SOFTWARE. Valu-Line or its Subsidiaries have computer programs, databases and software that in the aggregate are sufficient and adequate to operate the business of Valu-Line and its Subsidiaries in the manner presently conducted.

         2.13. TRADEMARKS. SCHEDULE 2.13 contains a list of (i) all material trademarks, trade names and service marks (and registrations and applications for such trademarks, trade names and service marks), owned, licensed or used by Valu-Line or any of its Subsidiaries (the "Valu-Line Trademarks"). Valu-Line and each of its Subsidiaries owns or holds adequate licenses or other express or implied rights to use all Valu-Line Trademarks and, to the best knowledge of Valu-Line, such use does not conflict with, infringe on, or otherwise violate any rights of others. Neither Valu- Line nor any of its Subsidiaries has received written notice of any conflict, infringement or violation relating to any Valu-Line Trademarks.

         2.14.    REAL ESTATE.

                  (a) All parcels of real property owned directly or indirectly by Valu-Line or any of its Subsidiaries, including all buildings, improvements and structures located thereon and all appurtenances belonging thereto are referred to herein as the "Valu-Line Fee Properties," and all leaseholds of real property of Valu-Line or any of its Subsidiaries, including any prepaid rent, security deposits and options to renew or purchase in connection therewith shall hereinafter be referred to as the "Valu-Line Leases." Collectively the Valu-Line Leases and the Valu-Line Fee Properties are referred to herein as the "Valu-Line Real Estate."

                  (b) SCHEDULE 2.14 sets forth a list of all Valu-Line Fee Properties and all Valu- Line Leases, in each case specifying the interest of Valu-Line or any of its Subsidiaries therein, whether fee, leasehold or otherwise.

                  (c) Neither Valu-Line nor any of its Subsidiaries has received any written notice of any (i) intended or proposed federal, state or local statute, ordinance, order, requirement, law or regulation (including zoning changes), or (ii) existing, proposed or contemplated public improvement plan to modify or realign any street or highway or initiate an eminent domain proceeding or a taking in lieu of condemnation, which would impose a lien upon, result in the taking of all or any material part of, or adversely affect the current use of, any of the Valu- Line Real Estate.

                  (d) Except set forth on SCHEDULE 2.14, none of the Valu-Line Real Estate is subject to any leases or subleases.

                  (e) There are no claims, suits or judgments relating to Valu-Line or any of its Subsidiaries that will, with the passage of time, result in the imposition of a material mechanic's, serviceman's or materialman's lien against any of the Valu-Line Real Estate.

                  (f) Each of the Valu-Line Leases is in full force and effect, and is valid, binding and enforceable in accordance with its terms. There is no existing breach, default, event of default or event under any Valu-Line Lease which, with or without notice or lapse of time or both, would constitute a breach, default or an event of default by Valu-Line or any of its Subsidiaries, or by any other party to such lease. All Valu-Line Leases will continue in effect after the Closing Date and the consummation of the Merger without the consent, approval or act of any other party.

                  (g) Neither Valu-Line or any of its Subsidiaries owns or holds, or is obligated under or a party to, any option, right of first refusal or other contractual right to purchase, acquire, sell, assign or dispose of the Valu-Line Real Estate or any portion thereof or any interest therein.

         2.15. TITLE TO ASSETS. Valu-Line or its Subsidiaries have good and marketable title to all assets or interests in assets which are owned by Valu-Line or its Subsidiaries, free and clear of mortgages, security interests and other encumbrances, except for those disclosed in the Valu-Line Financial Statements and any liens for current Taxes not yet due and payable. Valu-Line or its Subsidiaries own or lease all assets necessary to conduct their businesses as now conducted. All such assets are in good operating condition and repair.

         2.16.    LABOR MATTERS.

                  (a) Neither Valu-Line nor any of its Subsidiaries is a party to any collective bargaining agreement and there are no collective bargaining agreements which pertain to employees of the Valu-Line or any of its Subsidiaries.

                  (b) To the best knowledge of Valu-Line: (i) no employees of Valu-Line or any of its Subsidiaries are represented by any labor organization, and (ii) no labor organizations or group of employees of Valu-Line or any of its Subsidiaries has made a pending demand for recognition. There are no representation proceedings or petitions seeking a representation proceeding presently pending or, to the best knowledge of Valu-Line, threatened to be brought or filed, with the National Labor Relations Board or other labor relations tribunal. There has never been any organizing activity involving Valu-Line or any of its Subsidiaries pending or threatened by any labor organization or group of employees of Valu-Line or any of its Subsidiaries.

                  (c) There have never been any strikes, work stoppages, slowdowns, lockouts, arbitrations, grievances or other labor disputes pending or threatened against or involving Valu-Line or any of its Subsidiaries.

                  (d) Except as set forth on SCHEDULE 2.16, neither Valu-Line nor any of its Subsidiaries is a contractor or subcontractor with the government of the United States or any state such that it has an obligation to maintain any affirmative action plans.

         2.17. ENVIRONMENTAL MATTERS. Except as set forth on SCHEDULE 2.17, neither Valu-Line nor any of its Subsidiaries has handled or disposed of any hazardous or toxic substances, materials, or wastes as defined by any Law ("Hazardous Materials"). To Valu-Line's knowledge, none of the Valu-Line Real Estate, and none of any properties formerly owned, leased or used by Valu-Line or any of its Subsidiaries (including soils and surface, ground waters, and buildings) is contaminated with any Hazardous Materials. There are no past, pending or, to Valu-Line's knowledge, threatened environmental claims or circumstances that could reasonably be anticipated to form the basis thereof against Valu-Line or any of its Subsidiaries. Valu-Line has delivered to Birch true and correct copies and results of any reports, studies, analyses, tests, or monitoring possessed or initiated by Valu-Line or any of its Subsidiaries pertaining to any environmental Laws or Hazardous Materials in, on, or under any of the Valu-Line Real Estate and any properties formerly owned, leased or used by Valu- Line or any of its Subsidiaries. To Valu-Line's knowledge, there are not now and never have been any underground storage tanks located on the Valu-Line Real Estate or any properties formerly owned or leased by Valu-Line or any of its Subsidiaries.

         2.18. INTEREST IN SUPPLIERS AND COMPETITORS. Except as set forth in
SCHEDULE 2.18, none of Valu-Line, any of its Subsidiaries, or any officer or director of Valu-Line or any of its Subsidiaries, or any spouse or child of any of them, has any direct or indirect material interest in any competitor of Valu-Line or its Subsidiaries or in any person from whom or to whom Valu-Line or its Subsidiaries leases any real or personal property, or in any person with whom Valu-Line and its Subsidiaries is currently doing any material amount of business.

         2.19. INSURANCE. Each of the material insurance policies of Valu-Line and its Subsidiaries is listed in SCHEDULE 2.19, is in full force and effect and is in a commercially reasonable amount, and will continue in effect after the consummation of the Merger without the consent, approval or act of any third party. Except as set forth in the SCHEDULE 2.19, neither Valu-Line nor any of its subsidiaries has received written notice since November 30, 1997 of any increase in premiums or reduction in coverage from any insurer.

         2.20. RESTRICTIVE COVENANTS. Neither Valu-Line nor any of its Subsidiaries is a party to any contract containing non-competition provisions that would limit the Surviving Corporation's ability after the Closing to engage in business in any area or to compete against any person or entity.

         2.21. BROKER'S FEES. None of Valu-Line and its Subsidiaries has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

         2.22. DISCLOSURE. None of: (a) the representations or warranties made by Valu-Line contained in this Agreement, (b) Valu-Line's Schedules to this Agreement, (c) the Valu-Line Financial Statements, or (d) any other certificate, affidavit, document or instrument required to be furnished by Valu-Line, its Subsidiaries, or any of their respective directors, officers or employees in connection with this Agreement, contains or will contain, as of the respective dates thereof, any untrue statement of a material fact or omits or will omit to state any material fact required to be stated herein or therein in order to make the statements made herein or therein, in light of the circumstances under which they were made, not misleading.

3. REPRESENTATIONS AND WARRANTIES OF BIRCH. Birch represents and warrants to Valu-Line and the Stockholders as follows:

         3.1. ORGANIZATION, QUALIFICATION, CORPORATE POWER AND AUTHORITY; EFFECT OF AGREEMENT.


                  (a) Each of Birch and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of organization and each has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction in which the character of its properties owned or leased or the nature of its activities makes such qualification necessary. Copies of the Articles of Incorporation and Bylaws of Birch are set forth in SCHEDULE 3.1 and such copies are accurate and complete as of the date hereof. Also set forth on SCHEDULE 3.1 is a list of the Subsidiaries of Birch, together with the state of incorporation or organization of each such entity. SCHEDULE 3.1 also lists the states where each of Birch and its Subsidiaries are qualified to do business.

                  (b) Birch has the requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution, delivery and performance by Birch of this Agreement and the consummation by Birch of the transactions contemplated hereby have been duly authorized by all necessary corporation action on the part of Birch. This Agreement has been duly and validly executed and delivered by Birch and, assuming due execution and delivery by the other parties thereto, constitutes the legal, valid and binding obligation of Birch, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws relating to creditors' rights generally and subject to general principles of equity

         (regardless of whether enforcement is sought in a proceeding at law or in equity). The execution, delivery and performance by Birch of this Agreement and the consummation by Birch of the transactions contemplated hereby will not, with or without the giving of notice or the lapse of time, or both, (i) violate in any material respect any provision of law, rule or regulation to which Birch or any of its Subsidiaries is subject, (ii) conflict with or violate in any material respect (A) any order, judgment, injunction, award or decree applicable to Birch or any of its Subsidiaries or (B) the Articles of Incorporation, Bylaws or other similar governing documents of Birch or any of its Subsidiaries, (iii) conflict with, result in a breach or termination of, or constitute a default (or constitute an event which with notice, lapse of time, or both, would constitute a default, or give rise to any right of termination, cancellation or acceleration) under, any written or oral contract, agreement, arrangement, permit, license, qualification, franchise or commitment of any kind to which Birch or any of its Subsidiaries is a party, by which any of them may be bound or under which any of them are entitled to any rights or benefits, or (iv) result in the creation of any lien, charge or encumbrance upon any of the assets or properties of any of Birch or any of its Subsidiaries.

         3.2. CAPITALIZATION OF BIRCH AND ITS SUBSIDIARIES. The authorized and issued capital stock of Birch is set forth in SCHEDULE 3.2. Each of the outstanding shares of Birch and each of its Subsidiaries is validly issued, fully paid and non-assessable, and has not been issued and is not owned or held in violation of any preemptive right of stockholders. All of the capital stock of each Subsidiary is owned either by Birch or one of its Subsidiaries. All of the shares of the Subsidiaries owned by Birch or by any of its Subsidiaries are held free and clear of all liens, pledges, encumbrances, charges, assessments or claims of any kind whatsoever. No bonds, debentures, notes or other indebtedness of Birch or any of its Subsidiaries are issued or outstanding. Except as set forth on SCHEDULE 3.2, there are no commitments, plans or arrangements to issue, and no options, warrants or other rights calling for the issuance of, shares of capital stock of Birch or any of its Subsidiaries or for the sale or disposition by Birch or any of its Subsidiaries of any shares of capital stock of Birch or any of its Subsidiaries.

         3.3. BUSINESS OF BIRCH. Birch is a holding company that was formed on December 23, 1996, and conducts no business activities except through its Subsidiaries.

         3.4. FINANCIAL STATEMENTS. SCHEDULE 3.4 contains copies of the unaudited consolidated balance sheet of Birch as of December 31, 1997, and the related statement of income for the year then ended (such financial statements being collectively referred to as the "Birch Financial Statements"). Except as noted thereon, such unaudited consolidated financial statements have been prepared from the corporate books and records of Birch in accordance with generally accepted accounting principles and fairly present the financial position of Birch and the results of its operations as of December 31, 1997, and for the year then ended (subject to the absence of notes and recurring annual audit adjustments that are normal in nature and amount).

         3.5.     TAX MATTERS OF BIRCH.

                  (a) Birch and each of its Subsidiaries have timely filed all Tax Returns required to be filed by them. All such Tax Returns are true, correct and complete and present fairly and accurately the information required to be shown therein. Birch and each of its Subsidiaries has timely paid all taxes payable by it (whether or not shown on any Tax Return). Since Birch's inception no claim has been made by any taxing or other authority in any jurisdiction where Birch or any of its Subsidiaries do not file Tax Returns that Birch or any of its Subsidiaries is, or has been, or may be, subject to taxation by that jurisdiction. There are no liens, claims, or encumbrances on or against any of the assets or property of Birch or any of its Subsidiaries that arose in connection with or by reason of any failure or alleged failure to Birch or any of its Subsidiaries to pay any Tax.

                  (b) Birch and each of its Subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

                  (c) No officer (or employee responsible for Tax matters) of Birch or any of its Subsidiaries expects any authority to assess or assert any additional Taxes for any period for which Tax Returns have been filed by Birch or its Subsidiaries. There is no dispute or claim concerning any Taxes of Birch or any of its Subsidiaries either (i) claimed or raised by any taxing or other authority or (ii) as to which any of the officers (or employees responsible for Tax matters) of Birch or any of its Subsidiaries has knowledge.

                  (d) Neither Birch nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or Tax Returns or agreed to any extension of time with respect to an assessment or deficiency of Taxes.

         3.6. CONSENTS AND APPROVALS. The execution, delivery and performance by Birch of this Agreement and the consummation of the Merger require no action by or in respect of, or filing with, any governmental body, agency or official other than (a) any required filings under the DGCL and the KGCL, and (b) filing notice of the pending Merger with (but not requiring the approval of) the KCC and MPSC.

         3.7. LITIGATION. Except as set forth on SCHEDULE 3.7, there are no Actions pending or threatened against Birch or its Subsidiaries, nor is there, to Birch's knowledge, any basis for such an action. Neither Birch and its Subsidiaries nor any of their properties or assets is subject to any order, judgment, writ, injunction or decree.

         3.8. COMPLIANCE WITH LAW. The businesses of Birch and its Subsidiaries are operated in compliance with all applicable Laws, except for such breaches or violations of Laws which individually or in the aggregate would not have a material adverse effect on the business, operations, or financial condition of Birch or any of its Subsidiaries. All material licenses, approvals, authorizations, certificates and permits necessary for the legal conduct of the business of Birch or any of its Subsidiaries have been secured, are valid and in full force and effect, and no suspension or cancellation of any of them is threatened. All reports, documents or notices required to be filed, maintained or furnished with or to all governmental and regulatory authorities by Birch or any of its Subsidiaries has received any written notice from any governmental or regulatory authority as to any infringement of, or non-compliance with, any Laws. As of the date of this Agreement, to the knowledge of Birch, no investigations by any governmental entity with respect to Birch or any of its Subsidiaries is pending or threatened.

         3.9. EMPLOYEE BENEFIT PLANS. SCHEDULE 3.9 contains a true and complete list of each employee benefit plan, program, arrangement or contract, including pension, profit sharing, stock bonus, deferred compensation, incentive compensation, stock option, stock purchase, supplemental retirement, severance or termination pay, salary continuation, supplemental unemployment benefits, hospitalization, medical, dental, disability, life insurance, vacation and other plans, programs, arrangements, or contracts, maintained, contributed to, or required to be contributed to, by Birch or it Subsidiaries ("Birch Benefit Plans"). None of the Birch Benefit Plans is a "multi-employer plan" within the meaning of Section 3(37) of ERISA. Neither Birch nor any of its Subsidiaries (i) has contributed to a multi-employer pension plan; and (ii) has incurred any liability under Title IV of ERISA to the Pension Benefit Guaranty Corporation or to a multi-employer pension plan. All Birch Benefit Plans have been operated substantially in compliance with ERISA and all other applicable laws, and all material reports have been filed with respect to the Birch Benefit Plans in accordance with ERISA, the Code, and other applicable laws.

         3.10. DEBTS AND LIABILITIES. Except as set forth in SCHEDULE 3.10, neither Birch nor any of its Subsidiaries has any material liability, whether absolute, contingent, by guarantee or otherwise, and whether due or to become due, nor does there exist any situation or facts which could involve potential material liability of Birch or its Subsidiaries, except as reflected or reserved against in the Birch Financial Statements or incurred in the ordinary course of business.

         3.11.    REAL ESTATE.

                  (a) Neither Birch nor any of its Subsidiaries owns any real property directly or indirectly.

                  (b) All leaseholds of real property of Birch or any of its Subsidiaries, including any prepaid rent, security deposits and options to renew or purchase in connection therewith shall hereinafter be referred to as the "Birch Leases." SCHEDULE 3.11 sets forth a list of all Birch Leases.

                  (c) Each of the Birch Leases is in full force and effect, and is valid, binding and enforceable in accordance with its terms. There is not under any such Birch Lease any existing breach, default, event or default or event which, with or without notice or lapse of time or both, would constitute a breach, default or an event of default by Birch or any of its Subsidiaries, or by any other party to such lease. All Birch Leases will continue in effect after the Closing Date and the consummation of the Merger without the consent, approval or act of any other party.

         3.12. BROKER'S FEES. Birch does not have any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

         3.13. DISCLOSURE. No representation or warranty made by Birch contained in this Agreement, and none of the Schedules to this Agreement, the Birch Financial Statements, or any other certificate, affidavit, document or instrument required to be furnished by Birch or its Subsidiaries, or any of their respective directors, officers, or employees in connection with this Agreement, contains or will contain, as of the respective dates thereof, any untrue statement of material fact or omits or will omit to state any material fact required to be stated herein or therein in order to make the statements made herein or therein, in light of the circumstances under which they were made, not misleading.

4. COVENANTS OF VALU-LINE AND THE STOCKHOLDERS. Valu-Line and the Stockholders covenant and agree as follows (for purposes of this Section 4, all references to Valu- Line shall be deemed to include its Subsidiaries and any provision that requires Valu-Line to take action, or prohibits Valu-Line from taking action, shall be deemed to require Valu-Line to cause its Subsidiaries to comply with such provisions):

         4.1. CONDUCT OF THE BUSINESS OF VALU-LINE; VALU-LINE STOCK. During the period from the date of this Agreement to the Effective Time:

                  (a) Valu-Line and its Subsidiaries shall conduct their businesses in the ordinary course consistent with past practices;

                  (b) Valu-Line and its Subsidiaries will not take any actions that could at the time taken reasonably be expected to have a material adverse effect on Valu-Line or any of its Subsidiaries;

                  (c) Valu-Line and its Subsidiaries shall use their best efforts to preserve intact their corporate structures and business organizations, to keep available the services of their key managerial employees, to maintain satisfactory relationships with those having business relationships with them, and to preserve their goodwill;

                  (d) Valu-Line and its Subsidiaries shall use their best efforts to continue in effect all existing insurance arrangements or shall use their best efforts to obtain comparable insurance;

                  (e) Value-Line and its Subsidiaries shall comply in all material respects with all applicable Laws;

                  (f) the Stockholders shall not sell, pledge, dispose of or encumber (or authorize or allow any of the foregoing with respect to) their Valu-Line Stock.

Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement prior to the Effective Time, neither Valu-Line nor any of its Subsidiaries (as the case may be) will without the prior written consent of Birch: (i) issue, sell, pledge, dispose of or encumber (or authorize or allow any of the foregoing with respect to) (A) additional shares of capital stock of any class, or securities convertible into or exchangeable for capital stock, or any rights, warrants or options to acquire capital stock or other convertible securities, or (B) any bonds or other securities or debt instruments in respect of, in lieu of or in substitution for capital stock outstanding on the date hereof, (ii) purchase or otherwise acquire, or propose to purchase or otherwise to acquire, any outstanding shares of Valu-Line Stock, (iii) split, combine or reclassify the outstanding Valu-Line Stock, (iv) declare, set aside or pay any dividend or distribution on the outstanding Valu-Line Stock, (v) sell, pledge, dispose of or encumber any of its assets, (vi) terminate any existing agreements or waive any material right or incur any indebtedness or obligation (other than indebtedness and obligations in the ordinary course of business and consistent with past practices), or issue or sell any debt securities, or assume, guarantee, endorse, or otherwise as an accommodation become responsible for the obligations of any other individual or entity, or make any loans or advances, (vii) except as otherwise required by law or by any existing Benefit Plan, adopt or amend any plan for the benefit of employees, enter into or amend any consulting or other employment agreement, increase salaries or declare bonuses (other than increases or bonuses in the ordinary course of business consistent with past practices),
(viii) adopt any amendments to Articles of Incorporation or Bylaws, (ix) make any contract or commitment or incur any material obligations for capital expenditures, (x) lend or agree to lend any funds, or (xi) discharge or satisfy any lien or encumbrance or pay any obligation or liability (absolute or contingent), other than current liabilities or those incurred in the ordinary course of business consistent with past practice. None of the Stockholders shall object to the Merger or otherwise take any action to require the Surviving Corporation to pay any of the Stockholders the value of the Stockholder's stock pursuant to the provisions of the KGCL. Notwithstanding the foregoing, nothing in this Agreement shall be construed to prohibit Valu-Line from distributing the stock of Valu-Broadcasting or SS Property Management to the Valu-Line Stockholders.

         4.2. ACCESS TO INFORMATION; CONFIDENTIAL TREATMENT OF INFORMATION. From the date hereof to the Effective Time, Birch and its representatives shall have, during all reasonable hours, access to Valu-Line's premises, and to all facilities, properties, books, accounts, records, contracts and documents of or relating to Valu-Line and any of its Subsidiaries (collectively, the "Valu-Line Records"). Valu-Line shall furnish to Birch and its representatives such financial and operating data, regulatory filings, and tax returns, and permit Birch and its representatives to have access to data processing systems, related documentation, and such other information with respect to the business and properties of Valu-Line and its Subsidiaries as Birch shall, from time to time, reasonably request. Valu-Line shall cause its agents to provide the officers, employees and agents of Birch with such information concerning Valu-Line as may be necessary for Birch to verify the performance of and compliance with Valu-Line's representations, warranties, covenants and conditions in this Agreement.

         4.3. CONFIDENTIAL TREATMENT OF INFORMATION. Subject to the requirements of law, Valu- Line shall hold in confidence, and shall use its best efforts to cause its officers, directors, employees affiliates, and agents to hold in confidence, all confidential, proprietary, and other non-public information received from Birch until such time as such information is otherwise publicly available, and Valu-Line and its affiliates shall reveal such information only to those officers, employees and agents who are informed by Valu-Line of the confidential nature of such information and who agree to be bound by and to act only in accordance with the terms of this Section 4.3. If this Agreement is terminated, Valu-Line will, and will use its best efforts to cause its officers, directors, employees and agents to, deliver to Birch all documents, work papers and other material (including copies, extracts and summaries thereof) obtained by or on behalf of any of them, directly or indirectly from Birch, as a result of this Agreement or in connection herewith, whether so obtained before or after the execution hereof. If Valu-Line or any of its officers, employees, affiliates, or agents is requested or required in a legal proceeding or pursuant to legal process to disclose any non-public information supplied in the course of their dealings with Birch, Valu-Line promptly will notify Birch so that it may seek any appropriate protective order and/or take any mutually agreed action. If in the absence of a protective order or the receipt of a waiver hereunder, such person is nonetheless, in the judgment of its counsel, compelled to disclose such information, Valu-Line shall use all reasonable efforts to inform Birch of such fact prior to such disclosure, shall furnish only that portion of such information that Valu-Line is advised by counsel is legally required and shall exercise its best efforts to obtain reasonable assurance that confidential treatment will be accorded such information.

         4.4      SUPPLEMENTAL DISCLOSURE.

                  (a) Between the date of this Agreement and the Closing Date, Valu-Line and the Stockholders will promptly notify Birch in writing if it or he becomes aware of (i) any fact or condition that causes or constitutes a breach of any of the representations and warranties of Valu-Line or the Stockholders as of the date of this Agreement, or (ii) the occurrence after the date of this Agreement of any fact or condition that would cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. Should any such fact or condition require any change in the schedules to this Agreement or the representations or warranties of Valu-Line or the Stockholders if this Agreement were dated the date of the occurrence or discovery of any such fact or condition, Valu-Line or the Stockholders will promptly deliver to Birch a supplement to this Agreement specifying such change. During the same period, Valu-Line and the Stockholders will promptly notify Birch of the occurrence of any breach of any covenant of Valu-Line or the Stockholders or of the occurrence of any event that may make the satisfaction of the conditions in Section 7 impossible or unlikely.

                  (b) At least two business days prior to Closing, Valu-Line shall deliver to Birch unaudited financial statements for Valu-Line and its Subsidiaries for the period from December 31, 1996, through the most recent practicable month ended prior to Closing; provided, however, in no event shall the end of such period be a date more than 45 days prior to the Closing Date.

         4.5 NO SOLICITATION. Neither Valu-Line nor any of its Subsidiaries will permit any of their respective officers, directors, employees, affiliates, representatives or agents (including any investment banker, stockbroking firm, attorney or accountant retained by Valu-Line or any of its Subsidiaries) to, directly or indirectly, (a) solicit, initiate, facilitate, encourage, propose or any way seek proposals or offers with respect to a merger, acquisition, tender offer, consolidation, business combination, transfer or disposition of all or any part of the assets or any or all of the stock of Valu- Line or any of its Subsidiaries or similar transactions involving Valu-Line or any of its Subsidiaries (collectively, an "Acquisition Transaction"), (b) provide any information to any corporation, partnership, person or other entity or group (other than Birch and it representatives), with respect to Valu-Line or any of its Subsidiaries in contemplation of an Acquisition Transaction, or (c) engage in discussions or negotiations with respect to an Acquisition Transaction.

         4.6 DELIVERIES OF VALU-LINE AND THE STOCKHOLDERS. At the Closing, Valu-Line and/or the Stockholders will deliver to Birch:

                  (a) certificates representing the Valu-Line Stock, duly endorsed (or accompanied by duly executed stock powers), for transfer to Buyer;

                  (b) releases in the form of EXHIBIT 4.6(b), executed by each of the Stockholders (collectively, the "Stockholders' Releases");

                  (c) employment agreements substantially in the form of EXHIBIT 4.6(c), executed by each of the persons set forth on SCHEDULE 4.6(c) (collectively, the "Employment Agreements");

                  (d) stock option agreements, executed by each of the persons and with respect to the number of shares of Birch's common stock and with the vesting schedule and other terms set forth on SCHEDULE 4.6(d) (the "Option Agreements");

                  (e) a stockholders agreement, executed by each of the Stockholders containing, among other terms, the provisions set forth on
         SCHEDULE 4.6(e) (the "Stockholders Agreement");

                  (f) a certificate executed by a duly authorized officer of Valu-Line and each of the Stockholders representing and warranting to Birch that each of the representations and warranties of Valu-Line and the Stockholders in this Agreement was accurate in all respects as of the date of this Agreement and is accurate in all respects as of the Closing Date as if made on the Closing Date (giving full effect to any supplements delivered by Valu-Line or the Stockholders to Birch prior to the Closing Date in accordance with
         Section 4.4(a); and

                  (g) certified copies of resolutions, duly adopted by the Board of Directors and stockholders of Valu-Line, which shall be in full force and effect at the time of closing, authorizing the execution, delivery, and performance by Valu-Line of this Agreement and the consummation o the transactions contemplated hereby.

5. COVENANTS OF BIRCH. Birch covenants and agrees as follows:

         5.1 ACCESS TO INFORMATION; CONFIDENTIAL TREATMENT OF INFORMATION. From the date hereof to the Effective Time, Valu-Line and its representatives shall have, during all reasonable hours, access to Birch's premises, and to all facilities, properties, books, accounts, records, contracts and documents of or relating to Birch (collectively, the "Birch Records"). Birch shall furnish to Valu-Line and its representatives such financial and operating data, regulatory filings and tax returns, and permit Valu-Line such other information with respect to the business and properties of Birch, as Valu-Line shall, from time to time, reasonably request. Birch shall cause its agents to provide the officers, employees and agents of Valu-Line with such information concerning Birch as may be necessary for Valu-Line to verify the performance of and compliance with their representations, warranties, covenants and conditions contained in this Agreement.

         5.2 CONFIDENTIAL TREATMENT OF INFORMATION. Subject to the requirements of law, Birch shall hold in confidence, and shall use its best efforts to cause its officers, directors, employees affiliates, and agents to hold in confidence, all confidential, proprietary, and other non-public information received from Valu-Line until such time as such information is otherwise publicly available, and Birch and its affiliates shall reveal such information only to those officers, employees and agents who are informed by Birch of the confidential nature of such information and who agree to be bound by and to act only in accordance with the terms of this Section 5.2. If this Agreement is terminated, Birch will, and will use its best efforts to cause its officers, directors, employees and agents to, deliver to Valu-Line all documents, work papers and other material (including copies, extracts and summaries thereof) obtained by or on behalf of any of them, directly or indirectly from Birch , as a result of this Agreement or in connection herewith, whether so obtained before or after the execution hereof. If Birch or any of its officers, employees, affiliates, or agents is requested or required in a legal proceeding or pursuant to legal process to disclose any non-public information supplied in the course of their dealings with Valu-Line, Birch promptly will notify Valu-Line so that it may seek any appropriate protective order and/or take any mutually agreed action. If in the absence of a protective order or the receipt of a waiver hereunder, such person is nonetheless, in the judgment of its counsel, compelled to disclose such information, Birch shall use all reasonable efforts to inform Valu-Line of such fact prior to such disclosure, shall furnish only that portion of such information that Birch is advised by counsel is legally required and shall exercise its best efforts to obtain reasonable assurance that confidential treatment will be accorded such information.

         5.3 SUPPLEMENTAL DISCLOSURE. Between the date of this Agreement and the Closing Date, Birch will promptly notify Valu-Line in writing if it becomes aware of (i) any fact or condition that causes or constitutes a breach of any of Birch's representations and warranties as of the date of this Agreement, or (ii) the occurrence after the date of this Agreement of any fact or condition that would cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. Should any such fact or condition require any change in the schedules to this Agreement or the representation or warranties of Birch if this Agreement were dated the date of the occurrence or discovery of any such fact or condition, Birch will promptly deliver to Valu-Line a supplement to this Agreement specifying such change. During the same period, Valu-Line and the Stockholders will promptly notify Birch of the occurrence of any breach of any covenant of Valu-Line or the Stockholders or of the occurrence of any event that may make the satisfaction of the conditions in
Section 8 impossible or unlikely.

         5.4 DELIVERIES OF BIRCH. At the Closing, Birch will deliver to Valu-Line and/or the Stockholders:

                  (a) the Purchase Price as set forth in Section 1.9;

                  (b) the Employment Agreements, executed by Birch;

                  (c) the Option Agreements, executed by Birch;

                  (d) the Stockholders Agreement, executed by Birch;

                  (e) a certificate executed by a duly authorized officer of Birch representing and warranting to the Stockholders that each of Birch's representations and warranties in this Agreement was accurate in all respects as of the date of this Agreement and is accurate in all respects as of the Closing Date as if made on the Closing Date (giving full effect to any supplements delivered by Birch to Valu-Line prior to the Closing Date in accordance with Section 5.3); and

                  (f) certified copies of resolutions, duly adopted by the Board of Directors and stockholders of Birch, which shall be in full force and effect a the time of Closing, authorizing the execution, delivery, and performance by Birch of this Agreement and the consummation of the transactions contemplated hereby.

6. ADDITIONAL COVENANTS. The parties covenant and agree as follows:

         6.1 FEES AND EXPENSES. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby by Birch shall be paid by Birch, and all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby by Valu-Line shall be paid by Valu-Line prior to the Closing Date.

         6.2 ADDITIONAL AGREEMENTS. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all actions to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement and to cooperate with each other in connection with the foregoing, including using all reasonable efforts (a) to obtain any necessary waivers, consents and approvals from other parties to material loan agreements, leases and other contracts, (b) to obtain all necessary consents, approvals and authorizations as are required to be obtained under any federal, state or foreign law or regulation, (c) to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby,
(d) to effect all necessary registrations and filings, including filings and submissions of information required by governmental authorities, and (e) to fulfill all conditions to this Agreement.

7. CONDITIONS TO BIRCH'S OBLIGATION TO CLOSE. Birch's obligation to effect the Merger and to perform its obligations under this Agreement shall be subject to the satisfaction (or waiver by Birch) on or prior to the Closing Date of all of the following conditions:

         7.1 NO PROHIBITION. No statute, rule, regulation, order, decree or preliminary or permanent injunction of any court or administrative agency shall be enacted, promulgated, entered or otherwise in effect which would prohibit consummation of the Merger.

         7.2 REPRESENTATIONS AND WARRANTIES. All representations and warranties made by Valu- Line or the Stockholders in this Agreement shall be true in all material respects (without giving effect to any supplement delivered pursuant to Section 4.4(a)) on the Closing Date as if made on such date.

         7.3 PERFORMANCE OF OBLIGATIONS. All covenants, agreements, obligations and conditions required by this Agreement to be performed by Valu-Line and the Stockholders shall have been performed.

         7.4 NO MATERIAL CHANGE. There shall have occurred no material adverse change in the business, properties, assets, financial condition, prospects or results of operations of Valu-Line.

         7.5 FINANCING. Birch shall have arranged financing in an amount not less than $7,000,000 substantially on the terms and conditions set forth on
SCHEDULE 7.5.

         7.6 DELIVERIES. Valu-Line and the Stockholders shall have complied with each and every one of its or their obligations set forth in Section 4.6.

         7.7 PHASE I. Birch shall have received a Phase I Environmental Survey in form and content reasonably acceptable to Birch (the "Environmental Survey") with respect to the Valu-Line Real Property.

         7.8 OPINION OF COUNSEL. There shall have been delivered to Birch an opinion of counsel for Valu-Line and the Stockholders, dated as of the Closing Date, in substantially the form set forth in EXHIBIT 7.8 attached hereto.

         8. CONDITIONS TO VALU-LINE'S AND STOCKHOLDERS' OBLIGATION TO CLOSE. Valu-Line's and its Stockholders obligations to effect the Merger and to perform its obligations under this Agreement shall be subject to satisfaction (or waiver by Valu-Line) on or prior to the Closing Date of all of the following conditions:

         8.1 NO PROHIBITION. No statute, rule, regulation, order, decree or preliminary or permanent injunction of any court or administrative agency shall be enacted, promulgated, entered or otherwise in effect which would prohibit consummation of the Merger.

         8.2 REPRESENTATIONS AND WARRANTIES. All representations and warranties of Birch shall be true in all material respects (without giving effect to any supplement delivered pursuant to Section 5.3) on the Closing Date as if made on such date.

         8.3 PERFORMANCE OF OBLIGATIONS. All covenants, agreements, obligations and conditions required by this Agreement to be performed by Birch shall have been performed.

         8.4 DELIVERIES. Birch shall have complied with each and every one of its obligations set forth in Section 5.4.

         8.5 OPINION OF COUNSEL. There shall have been delivered to Valu-Line an opinion of counsel for Birch, dated as of the Closing Date, in substantially the form set forth in EXHIBIT 8.5 attached hereto.

         8.6 STOCKHOLDERS AGREEMENT. The holders of at least 90% of the outstanding common stock of Birch and of at least 90% of the shares of capital stock of Birch issued in connection with the financing described in Section 7.5 shall have executed the Stockholders Agreement.

9.       TERMINATION.

         9.1 TERMINATION OF AGREEMENT. Either of Birch of Valu-Line may terminate this Agreement with the prior authorization of its board of directors (whether before or after stockholder approval) as provided below:

                  (a) Birch and Valu-Line may terminate this Agreement by mutual written consent at any time prior to the Effective Time;

                  (b) Birch may terminate this Agreement by giving written notice to Valu-Line at any time prior to the Effective Time if the Closing shall not have occurred on or before May 1, 1998, by reason of the failure of any condition precedent under Section 7 (unless the failure results primarily from Birch breaching any representation, warranty, or covenant contained in this Agreement); and

                  (c) Valu-Line may terminate this Agreement by giving written notice to Birch at any time prior to the Effective Time if the Closing shall not have occurred on or before May 1, 1998, by reason of the failure of any condition precedent under Section 8 (unless the failure results primarily from Valu-Line or the Stockholders breaching any representation, warranty, or covenant contained in this Agreement).

         9.2 EFFECT OF TERMINATION. If Birch or Valu-Line terminates this Agreement pursuant to Section 9.1, all rights and obligations of the parties hereunder shall terminate without any liability of any party to any other party (except for any liability of any party then in breach); provided, however, that the confidentiality provisions contained in Sections 4.3 and 5.2 shall survive any such termination.

10.      INDEMNIFICATION; REMEDIES.

         10.1 SURVIVAL. All representations, warranties, covenants, and obligations in this Agreement and any certificate or document delivered pursuant to this Agreement will survive the Closing.

         10.2 INDEMNIFICATION AND PAYMENT OF DAMAGES BY THE STOCKHOLDERS. The Stockholders, jointly and severally, will indemnify and hold harmless Birch, its Subsidiaries, and their respective directors, officers, employees, agents, consultants, advisors, and other representatives, including legal counsel, accountants, and financial advisors, stockholders, controlling persons, and affiliates (collectively, the "Indemnified Persons") for, and will pay to the Indemnified Persons the amount of, any loss, liability, claim, damage (including incidental and consequential damages), expense (including costs of investigation and defense and reasonable attorneys' fees), whether or not involving a third-party claim (collectively, "Damages"), arising, directly or indirectly, from or in connection with:

                  (a) any breach of any representation or warranty made by Valu-Line or the Stockholders in this Agreement or in any certificate or document delivered by Valu-Line or the Stockholders pursuant to this Agreement as if such representation or warranty were made on and as of the Closing Date, other than any such breach that (i) is disclosed in a supplement delivered pursuant to Section 4.4(a), and (ii) is expressly identified in the certificate delivered pursuant to Section 4.6(d) as having caused the condition specified in

         Section 7.2 or 7.3 not to be satisfied; or

                  (b) any breach by Valu-Line or the Stockholders of any covenant or obligation of Valu-Line or a Stockholder in this Agreement.

The remedies provided in this Section 10.2 will not be exclusive of or limit any other remedies that may be available to Birch or the other Indemnified Persons.

         10.3 INDEMNIFICATION AND PAYMENT OF DAMAGES BY BIRCH. Birch will indemnify and hold harmless the Stockholders, and will pay to the Stockholders the amount of Damages arising, directly or indirectly, from or in connection with:

                  (a) any breach of any representation or warranty made by Birch in this Agreement or in any certificate or document delivered by Birch pursuant to this Agreement as if such representation or warranty were made on and as of the Closing Date, other than any such breach that (i) is disclosed in a supplement delivered pursuant to Section 5.3, and
         (ii) is expressly identified in the certificate delivered pursuant to
         Section 5.4(d) as having caused the condition specified in Section 8.2 or 8.3 not to be satisfied; or

                  (b) any breach by Birch of any covenant or obligation of Birch in this Agreement.

The remedies provided in this Section 10.3 will not be exclusive of or limit any other remedies that may be available to Birch or the other Indemnified Persons.

         10.4 TIME LIMITATIONS. If the Closing occurs, the Stockholders will have no liability (for indemnification or otherwise) with respect to (a) any representation or warranty, or covenant or obligation to be performed and complied with prior to the Closing Date, other than those in Sections 2.2, 2.5, 2.9, and 2.17, unless on or before the second anniversary of the Closing Date, Birch notifies the Stockholders of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Birch; (b) any representation or warranty in Section 2.5, unless on or before the expiration of the statute of limitation applicable to the Tax or Tax Return in question, Birch notifies the Stockholders of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Birch; and
(c) any representation or warranty in Sections 2.9 and 2.17, unless on or before the sixth anniversary of the Closing Date, Birch notifies the Stockholders of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Birch. A claim with respect to Section 2.2 or a claim for indemnification or reimbursement not based upon any representation or warranty or any covenant or obligation to be performed and complied with prior to the Closing Date, may be made at any time. If the Closing occurs, Birch will have no liability (for indemnification or otherwise) with respect to any representation or warranty, or covenant or obligation to be performed and complied with prior to the Closing Date, unless on or before the second anniversary of the Closing Date, the Stockholders notify Birch of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by the Stockholders.

         10.5 LIMITATIONS ON AMOUNT--THE STOCKHOLDERS. The Stockholders will have no liability (for indemnification or otherwise) with respect to the matters described Section 10.2 until the total of all Damages with respect to such matters exceeds $100,000, and then only for the amount by which such Damages exceed $100,000. The Stockholders aggregate liability with respect to matters described in Section 10.2 shall be as follows: (a) Sauder's aggregate liability shall not exceed $18,822,394; (b) Tidwell's aggregate liability shall not exceed $338,803; and (c) Supiran's aggregate liability shall not exceed $338,803. However, this Section 10.5 will not apply to any Stockholder having actual knowledge, at any time prior to the date on which a representation and warranty of Valu-Line or any Stockholder is made, of a breach of such representation and warranty or to any Stockholder causing an intentional breach of any covenant or obligation, and that Stockholder will be liable for all Damages with respect to such breaches. A Stockholder may satisfy an indemnification obligation (i) entirely in cash or (ii) in a combination of cash, Series A Preferred, and Series C Preferred in a proportion equal to the proportion of cash, Series A Preferred and Series C Preferred received by that Stockholder in the Merger. For purposes of this Section 10.5, each share of Series A Preferred and Series C Preferred shall be valued at $1.60.

         10.6 LIMITATIONS ON AMOUNT--BIRCH. Birch will have no liability (for indemnification or otherwise) with respect to the matters described in Section
10.3 until the total of all Damages with respect to such matters exceeds $100,000, and then only for the amount by which such Damages exceed $ 100,000. Birch's aggregate liability with respect to matters described in Section 10.3 shall not exceed $19,500,000. However, this Section 10.6 will not apply to any breach of any of Birch's representations and warranties of which the President or any Vice President of Birch had actual knowledge at any time prior to the date on which such representation and warranty is made or any intentional breach by Birch of any covenant or obligation, and Birch will be liable for all Damages with respect to such breaches.

         10.7 RIGHT TO INDEMNIFICATION NOT AFFECTED BY KNOWLEDGE. The right to indemnification, payment of Damages, or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation, except as set forth in Sections 10.2(a) and 10.3(a). The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of Damages, or other remedy based on such representations, warranties, covenants, and obligations.

11.      MISCELLANEOUS.

         11.1 EXPENSES. Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Merger, including all fees and expenses of agents, representatives, counsel, and accountants; provided, however, that Birch shall bear the cost of the Environmental Survey. The Stockholders will cause Valu-Line and its Subsidiaries not to incur any out-of-pocket expenses in connection with this Agreement, except for professional fees not in excess of $25,000. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by another party.

         11.2 PUBLIC ANNOUNCEMENTS. Any public announcement or similar publicity with respect to this Agreement or the Merger will be issued, if at all, at such time and in such manner as Birch and Valu-Line determine. Unless consented to by the other party in advance or required by law, prior to the Closing, neither Valu-Line nor Birch may make any disclosure about this Agreement to any person. Valu-Line and Birch will consult with each other concerning the means by which Valu-Line's employees, customers, and suppliers and others having dealings with it will be informed of the Merger.

         11.3 NOTICES. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when delivered by hand (with written confirmation of receipt), sent by telecopier (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):


Valu-Line or the Stockholders:             Birch:

     Valu-Line Companies, Inc.              Birch Telecom, Inc.
     1420 C of E Drive                      Suite 1220, 1000 Walnut Street
     Emporia, KS                            Kansas City, MO  64106
     Attention:  Stephen L. Sauder          Attention:  President
     Fax: 316-343-9160                      Fax: 816-842-7507

with a copy to:                            with a copy to:

Woodard, Blaylock, Hernandez, Roth & Day    Spencer Fane Britt & Browne, LLP
Riverfront Place                            Suite 1400, 1000 Walnut Street
833 North Waco                              Kansas City, MO  64106
Wichita, KS  67201                          Attention:  Michael L. McCann, Esq.
Attention:  James R. Roth, Esq.             Fax: 816-474-3216
Fax: 316-263-0125

         11.4 FURTHER ASSURANCES. The parties agree to furnish upon request to each other such further information, to execute and deliver to each other such other documents, and to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

         11.5 WAIVER. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

         11.6 ENTIRE AGREEMENT AND MODIFICATION. This Agreement supersedes all prior agreements between the parties with respect to its subject matter and constitutes (along with the schedules to this Agreement and documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

         11.7 ASSIGNMENTS, SUCCESSORS, AND NO THIRD-PARTY RIGHTS. Neither party may assign any of its rights under this Agreement without the prior consent of the other parties. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

         11.8 SEVERABILITY. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

         11.9 SECTION HEADINGS, CONSTRUCTION. The headings of sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

         11.10 GOVERNING LAW. This Agreement will be governed by the laws of the State of Missouri without regard to conflicts of laws principles.

         11.11 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

                                      *****

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


                                             BIRCH TELECOM, INC.



                                                 /s/ David E. Scott
                                             By: __________________________
                                                    David E. Scott, President


                                             VALU-LINE COMPANIES, INC.



                                                 /s/ Stephen L. Sauder
                                             By: __________________________
                                                    Stephen L. Sauder, President




                                             /s/ Stephen L. Sauder
                                             _____________________________
                                             Stephen L. Sauder




                                             /s/ Paula K. Sauder
                                             _____________________________
                                             Paula K. Sauder




                                             /s/ Richard L. Tidwell
                                             _____________________________
                                             Richard L. Tidwell




                                             /s/ Sarah J. Tidwell
                                             _____________________________
                                             Sarah J. Tidwell




                                             /s/ Stormy Supiran
                                             _____________________________
                                             Stormy Supiran




                                             /s/ Carla S. Supiran
                                             _____________________________
                                             Carla S. Supiran

                             INDEX OF DEFINED TERMS

Acquisition Transaction...................................................   18
Actions           ........................................................    7
Agreement         ........................................................    1
Birch             ........................................................    1
Birch Benefit Plans.......................................................   15
Birch Financial Statements................................................   13
Birch Leases      ........................................................   15
Birch Records     ........................................................   19
Certificate of Merger.....................................................    1
Closing           ........................................................    1
Closing Date      ........................................................    1
Code              ........................................................    1
Damages           ........................................................   24
DGCL              ........................................................    1
Effective Time    ........................................................    2
Employment Agreements.....................................................   19
Environmental Survey......................................................   22
Hazardous Materials.......................................................   11
Indemnified Persons.......................................................   24
KCC               ........................................................    7
KGCL              ........................................................    1
Law               ........................................................    7
Merger            ........................................................    1
MPSC              ........................................................    7
Option Agreements ........................................................   19
Person            ........................................................    3
Purchase Price    ........................................................    2
Sauder            ........................................................    1
Section           ........................................................   28
Series A Preferred........................................................    2
Series C Preferred........................................................    2
Stockholder       ........................................................    1
Stockholders Agreement....................................................   19
Stockholders' Releases....................................................   19
Subsidiaries      ........................................................    3
Supiran           ........................................................    1
Tax               ........................................................    6
Tax Returns       ........................................................    6
Tidwell           ........................................................    1
Valu-Broadcasting ........................................................    3
Valu-Line         ........................................................    1

Valu-Line Benefit Plans..................................................     8
Valu-Line Fee Properties.................................................     9
Valu-Line Financial Statements...........................................     5
Valu-Line Leases  .......................................................     9
Valu-Line Real Estate....................................................     9
Valu-Line Records .......................................................    17
Valu-Line Stock   .......................................................     2
Valu-Line Trademarks.....................................................     9

                             SCHEDULES AND EXHIBITS

Schedule 1.9               Purchase Price

Schedule 2.1 Articles of Incorporation and Bylaws of Valu-Line and Subsidiaries; Subsidiaries
Schedule 2.2               Capitalization
Schedule 2.3               Absence of Certain Events
Schedule 2.4               Financial Statements
Schedule 2.5               Tax Returns
Schedule 2.7               Litigation
Schedule 2.9               Employee Benefit Plans
Schedule 2.10              Debts and Liabilities
Schedule 2.11              Contracts
Schedule 2.13              Trademarks
Schedule 2.14              Real Estate
Schedule 2.16              Labor Matters
Schedule 2.17              Environmental Matters
Schedule 2.18              Interest in Suppliers and Competitors
Schedule 2.19              Insurance

Schedule 3.1 Articles of Incorporation and Bylaws of Birch and Subsidiaries; Subsidiaries
Schedule 3.2               Capitalization
Schedule 3.4               Financial Statements
Schedule 3.7               Litigation
Schedule 3.9               Employee Benefit Plans
Schedule 3.10              Debts and Liabilities
Schedule 3.11              Real Estate

Schedule 4.6(c)            Persons Executing Employment Agreements
Schedule 4.6(d)            Stock Options
Schedule 4.6(e)            Stockholders Agreement

Schedule 7.5               Financing

Exhibit 1.3                Certificate of Merger
Exhibit 1.5                Amended and Restated Certificate of Incorporation
Exhibit 4.6(b)             Stockholders' Releases
Exhibit 4.6(c)             Employment Agreements
Exhibit 7.8                Valu-Line Legal Opinion
Exhibit 8.5                Birch Legal Opinion